Exhibit 99.2

CINCINNATI BELL INC. ANNOUNCES TENDER OFFER

CINCINNATI – September 13, 2016 – Cincinnati Bell Inc. (NYSE:CBB) (the “Company”) today announced that it has commenced an offer to purchase for cash (the “Offer”) any and all of its outstanding 8.375% Senior Notes due 2020 (the “Notes”) on the terms set forth in the table below.

Title of Security and CUSIP Numbers	Outstanding Principal Amount	Offer Consideration (1)
8.375% Senior Notes due 2020 (CUSIP No. 171871AN6; ISIN No. US171871AN65)	$397.1 million	$1,032.50

(1)	Per $1,000 principal amount of Notes.

The Offer is being made upon the terms and conditions set forth in the Offer to Purchase dated September 13, 2016 (the “Offer to Purchase”), and in the related Letter of Transmittal and the related Notice of Guaranteed Delivery. The Offer will expire at 5:00 p.m. New York City time, on September 19, 2016, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”).

Holders of Notes who desire to participate in the Offer must validly tender their Notes or deliver a properly completed and duly executed Notice of Guaranteed Delivery at or before the Expiration Time and must not validly withdraw their Notes at or before the Expiration Time in order to be eligible to receive the “Offer Consideration” set forth in the table above. In addition, accrued and unpaid interest up to, but not including, the payment date of the Notes will be payable in cash on all validly tendered and accepted Notes. Payment for Notes that are validly tendered and accepted for purchase by the Company at or before the Expiration Time is expected to occur on or around September 22, 2016 (the “Payment Date”).

The Company’s obligation to accept for purchase and to pay for any Notes validly tendered pursuant to the Offer is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase. Notes tendered pursuant to the Offer may be withdrawn at any time before the earlier of (i) the Expiration Time or (ii) if the Offer is extended, the 10th business day after the commencement of the Offer. Notes tendered pursuant to the Offer may also be withdrawn at any time after the 60th business day after commencement of the Offer if, for any reason, the Offer has not been consummated within 60 business days of commencement.

The Company expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate or withdraw the Offer at any time and not accept for purchase any Notes, (ii) waive any or all of the conditions of the Offer, in whole or in part, at any time prior to the Expiration Time and from time to time, (iii) extend the Expiration Time or (iv) otherwise amend the Offer in any respect. If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will disseminate additional offering materials and extend the Offer to the extent required by law. Until the Expiration Time, no assurance can be given that the Offer will be completed.

The Company has retained Morgan Stanley & Co. LLC to serve as sole dealer manager for the Offer. Requests for documents may be directed to D.F. King & Co., Inc., the information agent and tender agent for the Offer, by telephone at (877) 679-4107 or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005 or cbb@dfking.com.

Copies of the Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other documents related to the Offer will, until the Payment Date, be maintained at www.dfking.com/cbb.

None of the Company, the Dealer Manager, the Information Agent or the Tender Agent makes any recommendation in connection with the Offer.  Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is neither an offer to purchase or sell nor a solicitation of an offer to purchase or sell any securities. The Offer is being made solely by means of the Offer to Purchase dated September 13, 2016, the related Letter of Transmittal and the related Notice of Guaranteed Delivery. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Safe Harbor Note

This release and the documents incorporated by reference herein contain forward-looking statements regarding future events and our future results that are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, are statements that could be deemed forward-looking statements.  These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Words such as “expects,” “anticipates,” “predicts,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements.  In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned these forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially and adversely from those reflected in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this release and those discussed in other documents we file with the Securities and Exchange Commission (“SEC”).  More information on potential risks and uncertainties is available in our recent filings with the SEC, including Cincinnati Bell’s Form 10-K report, Form 10-Q reports and Form 8-K reports.  Actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.

About Cincinnati Bell Inc.

With headquarters in Cincinnati, Ohio, Cincinnati Bell Inc. (NYSE:CBB) provides integrated communications solutions – including local and long distance voice, data, high-speed Internet and video – that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, enterprise customers across the United States rely on CBTS, a wholly-owned subsidiary, for efficient, scalable office communications systems and end-to-end IT solutions. For more information, please visit www.cincinnatibell.com. The information on the Company’s website is not incorporated by reference in this press release.

INVESTOR CONTACT:
Joshua Duckworth
Phone: 513-397-2292
E-mail: Joshua.Duckworth@cinbell.com

MEDIA CONTACT:
Jane Weiler
Phone: 513-397-9941
E-mail: Jane.Weiler@cinbell.com